Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257977

PROSPECTUS

NUVVE HOLDING CORP.

11,000,000 SHARES OF COMMON STOCK (For Resale)

6,000,000 WARRANTS (For Resale)

6,000,000 SHARES OF COMMON STOCK (For Issuance)

This prospectus relates to the offer and sale from time to time by the selling securityholders identified in this prospectus (the “Selling Securityholders”) of (A) up to 11,000,000 shares of common stock (the “Shares”), consisting of (i) 6,000,000 Shares issuable upon the exercise of 6,000,000 warrants (the “Warrants”) issued by us in a private placement on May 17, 2021, and (ii) 5,000,000 Shares issuable upon the exercise of the option embodied in the securities purchase agreement, dated as of May 17, 2021 (the “Levo SPA”), between us and the Selling Securityholders, and (B) up to 6,000,000 Warrants. We also are offering 6,000,000 Shares for initial issuance upon exercise of the Warrants, solely to the extent the Warrants are publicly sold prior to their exercise.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under the registration rights agreement, dated as of May 17, 2021 (the “Levo RRA”), between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Shares or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their Shares or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the Shares or Warrants in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale of Shares or Warrants by the Selling Securityholders pursuant to this prospectus. However, we may receive up to (i) $125 million to the extent the Warrants are exercised in full on a cash basis, and (ii) $250 million to the extent the Selling Securityholders exercise their option to purchase shares of our common stock pursuant to the Levo SPA.

In addition to the Warrants, we have outstanding publicly-traded pre-merger warrants. Our common stock and our pre-merger warrants are listed for trading on the Nasdaq Capital Market under the symbols “NVVE” and “NVVEW,” respectively. On April 26, 2022, the closing price of our common stock was $6.28 and the closing price of our pre-merger warrants was $0.8023.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 8 in this prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2022

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of common stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the warrants for cash. We will not receive any proceeds from the sale of shares of common stock issued pursuant to the Levo SPA, except with respect to amounts received by us upon the exercise by the Selling Securityholders of their option under the Levo SPA to purchase such shares.

This prospectus provides you with a general description of the securities we or the Selling Securityholders may offer. You should read this prospectus together with the additional information described below under the heading “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. We and the Selling Securityholders have not authorized anyone to provide you with different information and, if provided, such information or representations must not be relied upon as having been authorized by us or the Selling Securityholders. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

Unless the context indicates otherwise, in this prospectus:

●	“Business Combination” refers to the business combination between Newborn, Nuvve OpCo and Nuvve Holdco as described below;

●	“Newborn” refers to Newborn Acquisition Corp., a Cayman Islands company, which is Nuvve Holding Corp.’s predecessor;

●	“Nuvve” and the “Company” and “we,” “us,” “our,” and similar terms refer to Nuvve OpCo and its subsidiaries, for periods prior to the Business Combination, and to Nuvve Holding Corp. and its subsidiaries, including Nuvve OpCo, for periods after the Business Combination;

●	“Nuvve OpCo” refers to Nuvve Corporation, a Delaware corporation acquired by us in the Business Combination;

●	“Nuvve HoldCo” refers to Nuvve Holding Corp., a Delaware corporation, and its consolidated subsidiaries, including Nuvve Corporation after the Business Combination described below;

●	“pre-merger warrants” refers to the warrants issued pursuant to the warrant agreement, dated as of February 13, 2010 and amended as of March 19, 2021, between us and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”), which were assumed by us in the Business Combination; and

●	“Stonepeak” refers to Stonepeak Rocket Holdings LP, a Delaware limited partnership, for all periods prior to August 4, 2021, and to Stonepeak Rocket Holdings II LP, a Delaware limited partnership, for all periods thereafter.

On March 19, 2021 (the “Closing Date”), Nuvve HoldCo consummated the business combination (the “Business Combination”) contemplated by that certain merger agreement, dated as of November 11, 2020 and amended as of February 20, 2021 (the “Merger Agreement”), by and among Newborn, Nuvve OpCo, Nuvve HoldCo, Nuvve Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Nuvve HoldCo (“Merger Sub”), and Ted Smith, as the representative of the Nuvve stockholders. Pursuant to the Merger Agreement, the Business Combination was effected through (i) the reincorporation of Newborn by the merger of Newborn with and into Nuvve HoldCo, with Nuvve HoldCo surviving as the publicly traded entity (the “Reincorporation Merger”), and (ii) immediately after the Reincorporation Merger, the merger of Merger Sub with and into Nuvve OpCo, with Nuvve OpCo surviving as the wholly-owned subsidiary of Nuvve HoldCo (the “Acquisition Merger”). On the Closing Date, and in connection with the closing of the Business Combination, Nuvve HoldCo changed its name to “Nuvve Holding Corp.”

NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of present or historical fact included in this prospectus, our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements in this prospectus may include, for example, statements about the anticipated benefits of the Business Combination, and the financial conditions, results of operations, earnings outlook and prospects of Nuvve and other statements about the period following the consummation of the Business Combination. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “goal,” “project” or the negative of such terms or other similar expressions.

We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.

The section in this prospectus titled “Risk Factors,” including the information incorporated by reference therein, and the other cautionary language discussed in this prospectus provide examples of risks and uncertainties that may cause actual developments to differ materially from those expressed or implied by the forward-looking statements, including those relating to:

●	our early stage of development, our history of net losses, and our expectation for losses to continue in the future;

●	our ability to manage growth effectively;

●	our reliance on charging station manufacturing and other partners;

●	existing and future competition in the EV charging market;

●	pandemics and health crises, including the COVID-19 pandemic;

●	our ability to increase sales of our products and services, especially to fleet operators;

●	the adoption of bi-directional Vehicle-to-Grid technology;

●	the rate of electrification of U.S. school bus fleets, and other fleet vehicles;

●	our participation in the energy markets;

●	the interconnection of our GIVeTM platform to the electrical grid;

●	the rate of adoption of Transportation-as-a-Service;

●	significant payments under the intellectual property acquisition agreement pursuant which the University of Delaware assigned to us certain of its key patents underlying the V2G technology;

●	our international operations, including related tax, compliance, market and other risks;

●	our ability to attract and retain key employees and hire qualified management, technical and vehicle engineering personnel;

●	inexperience of our management in operating a public company;

●	acquisitions by us of other businesses;

●	the rate of adoption of EVs;

●	the rate of technological change in the industry;

●	our ability to protect our intellectual property rights;

●	our investment in research and development;

●	our ability to expand sales and marketing capabilities;

●	our ability to raise additional funds when needed;

●	our ability to achieve the anticipated benefits of our Levo joint venture;

●	the existence of identified material weaknesses in our internal control over financial reporting;

●	electric utility statutes and regulations and changes to such statutes or regulations;

●	volatility in the trading price of our securities; and

●	our status as an “emerging growth company” within the meaning of the Securities Act.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Nuvve prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All subsequent written and oral forward-looking statements concerning any matters addressed in this prospectus and attributable to Nuvve or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, Nuvve undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision. You should carefully read this summary together with the more detailed information contained elsewhere in this prospectus and the documents incorporated herein by reference before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus, including those described in documents incorporated by reference herein.

Overview

Nuvve is leading the electrification of the planet, beginning with transportation. Founded on the need to store and optimize renewable energy sources, we believe that electrification will unlock the benefits of clean energy and the profound impact it will have on our society and the planet.

Nuvve has introduced a new model for electrification through our intelligent energy platform. Nuvve offers deep expertise and technical solutions that make electric vehicles more sophisticated, efficient, and cost-effective. Combining the world’s most advanced vehicle-to-grid (“V2G”) technology and our ecosystem of partners, Nuvve dynamically manages power among electric vehicle (“EV”) batteries and the grid. Together, these networked batteries serve as expanded capacity to supplement shifting energy needs and contribute to a more resilient grid. When the world’s batteries are intelligently connected, everyone has an opportunity to share in the benefits of an electrified world. Nuvve is delivering new value to owners, accelerating the adoption of EVs and the world’s transition to clean energy.

Since its founding in 2010, Nuvve has been responsible for successful V2G projects on five continents and is deploying commercial services worldwide.

Technology

The Nuvve platform dynamically manages power to and from EVs and the grid at scale. Our intelligent V2G technology allows owners to efficiently meet the energy demands of individual vehicles and entire fleets. With Nuvve, the grid becomes more resilient through the benefits of greater networked battery capacity.

Nuvve’s Grid Integrated Vehicle (“GIVe”) software platform enables it to aggregate multiple EV batteries into a virtual power plant (“VPP”) to provide bidirectional services to the electrical grid in a qualified and secure manner. VPPs can generate revenue by selling excess power to utility companies, utilizing the stored power to perform grid services, or reduce building energy peak consumption. Nuvve is capable of providing many levels of vehicle-grid integration (“VGI”) and V2G services such as time of use optimization (“TOU”), demand response, demand charge management and wholesale energy market participation, thereby providing revenues from grid services as well as utility bill savings behind the meter.

Market Opportunity and the Nuvve Solution

The EV industry has grown rapidly since Nuvve was founded in 2010. According to the Bloomberg New Energy Finance (BNEF) Vehicle-to-Grid: Big Opportunities, Big Challenges (March 2021), by 2040, there will be 500 million EVs on the road by 2040. In addition, countries around the world are expected to become increasingly focused on meeting climate goals, in part, by reducing the environmental effects of internal combustion engine vehicles, which account for approximately 45% of global carbon dioxide (“CO2”) emissions (source: ourworldindata.org).

As EV adoption grows, the associated charging infrastructure needed to support EVs has also seen a growth trend over the last few years. According to an April 2021 report from Schroders, the number of public charging points has grown from just over 600,000 at the end of 2018 to reach over 1.3 million by the end of 2020. The same report projects the annual run-rate of investment in charging points will be $80 billion over the next 20 years.

Additional factors propelling this shift to electrification include proposed fossil fuel bans or restrictions, transit electrification mandates, utility incentive programs and declining battery costs.

However, as EV adoption grows, demand for electricity as a transportation fuel may lead to congestion and overloading on transmission and local distribution grids. A significant investment is predicted to be needed to upgrade the electric grid to support this influx.

Simultaneously, higher penetration of renewable energy sources (such as solar and wind generation) inherently increases grid volatility. Nuvve believes that this combination of factors further drives the need for intelligent VGI and V2G capabilities to effectively regulate grid voltage and frequency on a real time basis and address other common challenges such as massive morning and afternoon grid ramping.

With V2G services capturing available grid value streams such as frequency regulation, adaptive power, smart charging, smart charging/discharging, and peak-shaving services as part of the solution, the EV fleet owner/operator can symbiotically assist in improving and assuring grid stabilization while earning revenues. These revenues can be shared with the ratepayer to save in transportation energy costs and thereby effectively lower the cost of EV ownership. V2G services can also help mitigate intermittency issues associated with renewables by (1) continuously injecting or absorbing energy to and from the grid every few seconds to help to regulate frequency; and (2) be orderly and intelligently dispatched over a larger time period to mitigate the enormous needs for capacity ramping. Perhaps most importantly, EVs represent one of the most appropriate solutions to act as dispatchable distributed energy resources during renewable-rich mid-day periods by absorbing excess energy which might otherwise be curtailed or create transmission network congestion problems.

Background of the Offering

On May 17, 2021, we entered into a letter agreement (the “Letter Agreement”) with Stonepeak and Evolve Transition Infrastructure LP (“Evolve,” and together with Stonepeak, the “Investors”) relating to the proposed formation of a joint venture, Levo Mobility LLC (“Levo,” and such proposed formation of Levo, the “Levo Transaction”).

The Levo Transaction

On August 4, 2021 (the “Joint Venture Date”), pursuant to the Letter Agreement, Nuvve OpCo entered into an Amended and Restated Limited Liability Company Agreement for Levo with the Investors (the “Levo LLCA”); we entered into a Development Services Agreement with Levo (the “DSA”); we entered into a Parent Letter Agreement with the Investors and Levo (the “PLA”); we entered into a Board Rights Agreement with Stonepeak (the “BRA”); and we entered into an Intellectual Property License and Escrow Agreement with Levo (the “IP License and Escrow Agreement”).

Levo was formed for the purpose of providing Fleet-as-a-Service solutions enabling fleets to switch to EVs quickly with no upfront costs and full financing options. For a flat fee, Levo provides turnkey support that may include site planning, construction services, deployment of V2G-enabled EVs and associated charging infrastructure, as well as maintenance and V2G energy management services to seamlessly transition a customer's fleet to electric while lowering their total cost of EV operation. Levo combines our proprietary V2G technology, EV OEM partnerships, and expertise in transportation electrification with substantial capital and additional resources from the Investors to bridge the gap between the need to electrify transportation and the large upfront investment needed to do so. Levo’s mission is to be the all-in-one partner for fleet electrification while intelligently integrating EVs into the grid and increasing the penetration of clean energy sources.

Pursuant to the Levo LLCA, Stonepeak and Evolve plan to make capital contributions to Levo in an aggregate amount of up to $750 million (which may be increased up to $1 billion) to finance Levo’s business.

Levo LLCA

The Levo LLCA governs the affairs of Levo and the conduct of its business.

The membership interests authorized by the Levo LLCA consist of Class A Common Units, Class B Preferred Units, Class C Common Units and Class D Incentive Units. On the Joint Venture Date and the signing of the Levo LLCA, Levo issued 510,000 Class A Common Units to Nuvve OpCo, 2,801 Class B Preferred Units to the Investors, and 490,000 Class C Common Units to the Investors. The Investors agreed to pay to Levo an aggregate purchase price of $2,801,000 for the Class B Preferred Units and the Class C Common Units. The Investors will receive additional Class B Preferred Units for each $1,000 in additional capital contributions made by them.

The Class B Preferred Units have an initial liquidation preference of $1,000 per unit and are entitled to cumulative preferred distributions at a rate of 8% of the liquidation preference per annum, payable quarterly. Available cash will be distributed quarterly, first, to the Class B Preferred Unit holders to pay the preferred distributions for such quarter; second, to the Class B Preferred Unit holders to pay all amounts due and unpaid on such units (including accumulated and unpaid preferred distributions); third, until the liquidation preference of the Class B Preferred Units is reduced to $1.00, to both the Class B Preferred Unit holders and the Common Unit holders, with the percentage allocation between them varying based on a leverage ratio; and thereafter, to the Common Unit holders. Distributions on the Class B Preferred Units in excess of the preferred distributions will reduce the liquidation preference of the Class B Preferred Units. Until the completion of the first full twelve fiscal quarters after the Investors have made aggregate capital contributions of at least $50 million, Levo may elect to pay the preferred distributions in cash or in kind.

The Class D Incentive Units are profits interests intended to provide incentives to certain key employees and service providers of Levo, its members and its affiliates. The Class D Incentive Unit holders will receive certain distributions from and after the time that the Class B Preferred Unit holders have received a target return on their investment and the Common Unit holders have received a return of their capital contributions.

At the earliest to occur of August 4, 2028, a fundamental change (which includes, for example, a change of control of us or Nuvve OpCo, certain changes in ownership of Levo, a sale of all or substantially all of Levo’s assets, or an initial public offering or direct listing of Levo) (a “Fundamental Change”) or a trigger event (which includes, for example, a failure to pay quarterly distributions or a material breach by us, Nuvve OpCo or their applicable affiliates of such person’s obligations under the transaction documents) (a “Trigger Event”), Stonepeak will have the option to cause Levo to redeem the Class B Preferred Units in whole or in part from time to time at a redemption price equal to the greater of the liquidation preference, a price based on a 12.5% internal rate of return, and a price based on a 1.55 multiple on invested capital.

At any time following the earliest to occur of August 4, 2028 and a Trigger Event, Stonepeak has the right to cause a sale of Levo. In addition, at any time following the earliest to occur of August 4, 2023, the date on which Levo has entered into contracts with third parties to spend at least $500 million in aggregate capital expenditures, and a Trigger Event, Stonepeak has the right to effect an underwritten initial public offering of Levo.

Levo will be managed by a board of managers consisting of nine managers, of whom (i) five will be appointed by Nuvve OpCo, (ii) for so long as any Class B Preferred Units remain outstanding or Stonepeak owns at least ten percent or more of the issued and outstanding Common Units, three will be appointed by Stonepeak, and (iii) one will be an independent manager. For so long as Evolve owns more than two percent of the issued and outstanding Common Units, Evolve will have the right to designate one person to act as an observer at all meetings of the board of managers, subject to certain limited exceptions. Certain specified actions will require the approval of at least one of the Stonepeak managers, the representative of the Class B Preferred Unit holders and/or Evolve.

Nuvve OpCo and its affiliates are required to present to Levo all investment or business opportunities they become aware of and desire to pursue, to the extent such investment or business opportunities are within the scope of, primarily relate to or compete with, Levo’s business, and shall not pursue any such business opportunity, subject to certain exceptions, during the period ending on the earliest to occur of the funding of the full commitment amount (generally $750 million, subject to increase or decrease in accordance with the Levo LLCA), the end of the commitment period (generally August 4, 2024, subject to reduction or extension in certain circumstances) or a monetization event (including, for example, an underwritten initial public offering or sale of Levo).

The Levo LLCA includes other customary provisions for an agreement of its type, including tag-along rights, a right of first offer on transfers, and drag-along rights.

DSA

Under the DSA, we or one of our affiliates will provide certain services to Levo and its subsidiaries, including operational, commercial, research and development, engineering, business development, legal, regulatory, accounting, treasury, and finance services.

As payment for the services, upon conclusion of the initial development period, which commenced on August 4, 2021 and runs through the date that Levo has entered into contracts with third parties to spend at least $25,000,000, in the aggregate, of capital expenditures relating to qualifying business opportunities, Levo will pay us an amount equal to 49% of each of our aggregate total of budgeted out-of-pocket and general and administrative expenses allocable to the provision of the services, and a fixed monthly general and administrative fee, in each case, incurred during such initial development period. After the expiration of the initial development period, Levo will pay us an amount equal to 100% of its budgeted out-of-pocket and general and administrative expenses allocable to the provision of the services, and a fixed monthly general and administrative fee.

The DSA may be terminated under certain conditions, including by Levo for convenience upon 30 days’ written notice, by either party upon written notice to the other party upon a material uncured breach of the DSA, by us on 90 days’ written notice if no business opportunities have been approved during the commitment period under the Levo LLCA, or by either party upon 30 days’ notice following the earliest to occur of the 3rd anniversary of Levo’s initial public offering, the 3rd anniversary of the date we cease to own any Levo equity interests, and the 5th anniversary of the date Nuvve OpCo ceases to have the right to designate a majority of Levo’s board of managers.

PLA

The PLA includes, among other provisions, certain restrictive covenants with respect to Levo’s business, including a business opportunities covenant applicable to us that is identical to the one in the Levo LLCA described above, and a covenant granting Stonepeak a right of first offer to participate in certain future financing transactions of Levo. In addition, we agreed to reimburse each of the Investors for a portion of their out-of-pocket expenses incurred in connection with the due diligence, documentation and negotiation of the agreements.

BRA

Under the BRA, so long as the Investors beneficially own any Class B Preferred Units of Levo or at least 10% of our common stock, Stonepeak has the right to designate two individuals to act as observers (the “Board Observer”) at all meetings of our board of directors; however, if there is an Investor Director (as defined below) then serving on our board, Stonepeak will have the right to appoint one Board Observer instead of two. In addition, for so long as the Investors beneficially own at least 10% of our common stock, Stonepeak has the right to designate one individual (the “Investor Director”) for appointment as a member of our board of directors and as a member of one committee of our board of directors (or two committees, if the Investors beneficially own at least 15% of our common stock, or all committees, if the Investors beneficially own at least 25% of our common stock). Any such designee must meet certain qualification requirements.

IP License and Escrow Agreement

The IP License and Escrow Agreement provides that (i) all intellectual property of ours used in Levo’s business will be deposited into escrow, to be released to Levo upon the occurrence of certain specified release events (including, for example, certain circumstances in which we cease to provide the services under the DSA and certain bankruptcy-related events), and (ii) we will grant a license to such intellectual property to Levo, which may be exercised solely after the occurrence of one of the specified release events.

If (i) one of the specified release events has occurred, (ii) the Investors have made capital contributions to Levo of at least $1 billion in respect of the Class B Preferred Units or the commitment period has expired, and (iii) we and our subsidiaries no longer own any equity interests in Levo, from and after such time and for so long as the license subsists and the intellectual property remains proprietary, Levo shall pay us (or our successor) a royalty on all vehicle-to-grid net revenue generated by or on behalf of or otherwise attributable to Levo and its affiliates and sublicensees from assets acquired or developed by Levo and its sublicensees.

The Private Placement

In connection with the signing of the Letter Agreement, we issued the Warrants to Stonepeak and Evolve (in each case, with 90% allocated to Stonepeak and 10% allocated to Evolve), in five separate series, as follows:

●	Series B Warrants to purchase 2,000,000 shares of our common stock, in the aggregate, at an exercise price of $10.00 per share, which are fully vested upon issuance;

●	Series C Warrants to purchase 1,000,000 shares of our common stock, in the aggregate, at an exercise price of $15.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $125 million in aggregate capital expenditures;

●	Series D Warrants to purchase 1,000,000 shares of our common stock, in the aggregate, at an exercise price of $20.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $250 million in aggregate capital expenditures;

●	Series E Warrants to purchase 1,000,000 shares of our common stock, in the aggregate, at an exercise price of $30.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $375 million in aggregate capital expenditures; and

●	Series F Warrants to purchase 1,000,000 shares of our common stock, in the aggregate, at an exercise price of $40.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $500 million in aggregate capital expenditures.

The Warrants may be exercised for cash or on a cashless basis. The Warrants expire on May 17, 2031. We will not be required to net cash settle the Warrants under any circumstances. The exercise price and number of shares issuable upon exercise of the Warrants are subject to adjustment for changes in our capital stock, including stock splits, stock combinations, stock dividends, reclassifications, distributions of purchase rights and distributions of assets. If we complete a business combination, the Warrants shall be converted into the right to acquire the property they would have received if the Warrants were exercised prior to such business combination.

In connection with the signing of the Letter Agreement, we also entered into the Levo SPA. Under the Levo SPA, from time to time between November 13, 2021 and November 17, 2028, Stonepeak and Evolve have an option to purchase, in their sole discretion, up to an aggregate of $250 million in shares of our common stock at a purchase price of $50.00 per share, with 90% allocated to Stonepeak and 10% allocated to Evolve. The Levo SPA includes customary representations and warranties, closing conditions and customary indemnification provisions. In addition, Stonepeak and Evolve may exercise the option on a cashless basis in the event of a change of control of our company. The purchase price under the Levo SPA is subject to adjustment for any stock dividend, stock split, reverse stock split, reclassification, or similar change in our common stock.

In connection with the Letter Agreement, we also entered into the Levo RRA. Under the Levo RRA, we granted Stonepeak and Evolve demand and piggyback registration rights relating to the sale of the Shares and the Warrants. In accordance with the Levo RRA, we are registering the resale of the Shares and Warrants pursuant to the Registration Statement of which this prospectus forms a part.

The Securities

Our common stock and our pre-merger warrants are currently listed on the Nasdaq Capital Market under the symbols “NVVE” and “NVVEW,” respectively. The Warrants currently are not listed or quoted for trading on Nasdaq or any other exchange or market.

The rights of holders of the Shares are governed by our amended and restated certificate of incorporation (the “Certificate of Incorporation”), our amended and restated bylaws (the “Bylaws”), and the Delaware General Corporation Law (the “DGCL”). The rights of holders of the Warrants are governed by the warrant certificates issued to each of Stonepeak and Evolve. Prior to any public sale of the Warrants, the Warrants will be reissued under a warrant agreement between us and a warrant agent. The terms of the warrant agreement will be substantially similar to the terms of the warrant certificates.

Corporate Information

Nuvve HoldCo was incorporated in Delaware on November 10, 2020 under the name “NB Merger Corp.” We were formed as a wholly-owned subsidiary of Newborn for the purpose of effecting the Business Combination and to serve as the publicly traded parent company of Nuvve following the Business Combination. In connection with the Business Combination, we changed our name to “Nuvve Holding Corp.”

Nuvve OpCo was incorporated in Delaware law on October 15, 2010 under the name “Nuvve Corporation.” As part of the Business Combination, Nuvve OpCo merged with Merger Sub, with Nuvve OpCo surviving as our wholly owned subsidiary.

Newborn was incorporated in the Cayman Islands on April 12, 2019 under the name “Newborn Acquisition Corp.” Newborn was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. As part of the Business Combination, Newborn reincorporated to Delaware by merging with and into Nuvve HoldCo, with Nuvve HoldCo surviving the merger.

Our principal executive offices are located at 2488 Historic Decatur Road, San Diego, California 92106. Our telephone number is (619) 456-5161. Our website address is www.nuvve.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Issuer	Nuvve Holding Corp.

Resale of Shares and Warrants

Shares of Common Stock Offered by the Selling Securityholders	Up to 11,000,000 Shares, consisting of (i) 6,000,000 Shares issuable upon the exercise of the Warrants, and (ii) 5,000,000 Shares issuable upon the exercise of the option embodied in the Levo SPA.

Warrants Offered by the Selling Securityholders	Up to 6,000,000 Warrants.

Use of Proceeds	We will not receive any proceeds from the sale of the Shares or Warrants by the Selling Securityholders. However, we may receive of up to (i) $125 million to the extent the Warrants are exercised in full on a cash basis, and (ii) $250 million to the extent the Selling Securityholders exercise their option to purchase Shares pursuant to the Levo SPA.

Initial Issuance of Shares

Shares of Common Stock Offered by Us	Up to 6,000,000 Shares issuable upon the exercise of the Warrants. The Shares are being offered for initial issuance solely to the extent the Warrants are publicly sold prior to their exercise.

Shares of Common Stock Outstanding Prior to Offering

18,891,500 shares (as of March 31, 2022).

The number of shares of common stock outstanding excludes the following: (i) 4,365,000 shares issuable upon exercise of outstanding pre-merger warrants, (ii) 6,000,000 shares issuable upon exercise of the Warrants, (iii) 347,875 shares and 316,250 pre-merger warrants issuable upon exercise of the unit purchase option granted to the underwriter of Newborn’s initial public offering, (iv) 3,064,538 shares issuable upon exercise of our outstanding stock options, and (v) 353,817 shares issuable pursuant to our outstanding restricted stock units. We are also party to the Levo SPA, pursuant to which Stonepeak and Evolve have an option to purchase up to an aggregate of $250 million in shares of our common stock at a purchase price of $50.00 per share. Furthermore, 1,333,558 shares of common stock are available for future issuance under our 2020 Equity Incentive Plan (the “2020 Plan”).

Shares of Common Stock Outstanding Assuming Exercise of All Warrants	24,862,305 shares (based on total shares outstanding as of March 31, 2022).

Exercise Price of Warrants

The exercise price of the Warrants is:

●      $10.00 per share for the Series B Warrants,

●      $15.00 per share for the Series C Warrants,

●      $20.00 per share for the Series D Warrants,

●      $30.00 per share for the Series E Warrants, and

●      $40.00 per share for the Series F Warrants,

in each case, subject to adjustments as described elsewhere in this prospectus.

Market for Common Stock and Pre-Merger Warrants	Our common stock and our pre-merger warrants are currently traded on the Nasdaq Capital Market under the symbols “NVVE” and “NVVEW,” respectively. The Warrants currently are not listed or quoted for trading on Nasdaq or any other exchange or market.

Risk Factors	See the section titled “Risk Factors” and other information included and incorporated by reference in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

An investment in our securities involves significant risks. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth below and those set forth in or incorporated by reference into this prospectus, including those set forth in our most recent annual report on Form 10-K and those set forth in our quarterly reports on Form 10-Q for the fiscal quarters ending after the end of the fiscal year covered by such annual report. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our common stock and other securities and the loss of all or part of your investment.

Risks Related to this Offering

Sales of a substantial number of our securities in the public market could cause the price of our securities to fall.

We had 18,891,500 outstanding shares of common stock and 8,730,000 outstanding pre-merger warrants as of March 31, 2022, a substantial number of which are eligible for resale in the public market. Although the shares of common stock issued in the Business Combination and the shares of common stock and pre-merger warrants held by the Newborn insiders had been subject to lock-up restrictions, the last of these restrictions lapsed as of March 19, 2022 and a substantial number of additional shares of common stock and pre-merger warrants became eligible for resale in the public market.

In addition, as of March 31, 2022, there were (i) 4,365,000 shares issuable upon exercise of the pre-merger warrants, which have an exercise price of $11.50 per whole share, are currently exercisable and expire in March 2026, (ii) 347,875 shares and 316,250 pre-merger warrants issuable upon exercise of the unit purchase option granted to the underwriter of Newborn’s initial public offering, which have an exercise price of $11.50 per unit of 1 1/10 shares and one pre-merger warrant, are currently exercisable and expire on February 13, 2023, and 158,125 shares issuable upon exercise of such pre-merger warrants, (iii) 6,000,000 shares issuable upon exercise the Levo warrants, which warrants have exercise prices ranging from $10.00 per share to $40.00 per share and expire on May 17, 2031, (iv) 5,000,000 shares issuable upon exercise of the option embodied in the Levo SPA, which option has a purchase price of $50.00 per share and expires on November 17, 2028, (v) 3,064,538 shares issuable upon exercise of our outstanding stock options, which have a weighted average exercise price of approximately $8.76 per share and an average remaining life of approximately 7.88 years, and 353,817 shares issuable upon settlement of outstanding restricted stock units; and (vi) 1,333,558 shares authorized and available for future issuance under the 2020 Plan. To the extent such warrants or options are exercised, the earn-out shares are earned, or we grant additional stock options or other stock-based awards under the 2020 Plan, additional shares of common stock may be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market.

Sales of a substantial number of shares of common stock or pre-merger warrants in the public market or the perception that these sales might occur could depress the market price of the common stock and/or pre-merger warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of its common stock and pre-merger warrants.

Nuvve has never paid cash dividends on its capital stock, and we do not anticipate paying dividends in the foreseeable future.

Nuvve has never paid cash dividends on any of its capital stock and we currently intend to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the board may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

The Warrants may not vest prior to their expiration, in which case they will expire worthless as to the unvested portion.

A portion of the Warrants are subject to certain vesting conditions. The Series C, D, E and F Warrants will vest as to 50% of the underlying shares of common stock only upon Levo having entered into contracts with third parties for $125 million, $250 million, $375 million and $500 million, respectively, in aggregate capital expenditures. If the Warrants do not vest prior to their expiration, the unvested portion of the Warrants will expire worthless.

There is no guarantee that our warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the pre-merger warrants is $11.50 per whole share, and the exercise prices for the Levo warrants range from $10.00 per share to $40.00 per share. There is no guarantee that our warrants will be in the money prior to their expiration, and as such, our warrants may expire worthless.

The trading price of our securities is likely to be volatile, and you may not be able to sell our securities at or above the price you paid.

We expect the trading price of our common stock and pre-merger warrants to be volatile and such securities could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

●	actual or anticipated fluctuations in operating results;

●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the transportation industry in general;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	operating and share price performance of other companies that investors deem comparable to us;

●	our focus on long-term goals over short-term results;

●	the timing and magnitude of our investments in the growth of it business;

●	actual or anticipated changes in laws and regulations affecting our business;

●	additions or departures of key management or other personnel;

●	disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

●	our ability to market new and enhanced products and technologies on a timely basis;

●	sales of substantial amounts of the common stock by executive officers, directors or significant stockholders or the perception that such sales could occur;

●	changes in our capital structure, including future issuances of securities or the incurrence of debt;

●	the impact of the COVID-19 pandemic and the response of governments and businesses to the pandemic; and

●	general economic, political and market conditions.

In addition, the stock market in general, and Nasdaq in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our securities, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of its management’s attention and resources.

If securities or industry analysts issue an adverse opinion regarding our common stock or do not publish research or reports about us, the price and trading volume of our securities could decline.

The trading market for our common stock and pre-merger warrants depends in part on the research and reports that equity research analysts publish about the company and its business. We do not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of its common stock and pre-merger warrants. The price of our common stock and pre-merger warrants could also decline if one or more equity research analysts downgrade their recommendations with respect to our common stock and pre-merger warrants, change their price targets, issue other unfavorable commentary or cease publishing reports about us. If one or more equity research analysts cease coverage of Nuvve, we could lose visibility in the market, which in turn could cause the price of our securities to decline.

USE OF PROCEEDS

All of the Shares and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of Shares or Warrants by the Selling Securityholders.

We will receive up to an aggregate of (i) approximately $125 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, and (ii) approximately $250 million to the extent the Selling Securityholders exercise their option to purchase Shares pursuant to the Levo SPA. We expect to use the net proceeds from such exercises for general corporate purposes. We will have broad discretion over the use of proceeds from such exercises. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants for cash or that the Selling Securityholders will exercise their option to purchase Shares pursuant to the Levo SPA. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

SELLING SECURITYHOLDERS

The Shares and Warrants being offered by the Selling Stockholders are those issued or issuable in connection with the signing of the Letter Agreement for the Levo Transaction, including the Shares issuable under the Warrants and the Levo SPA. For additional information regarding the issuances of those Shares and Warrants, see “Prospectus Summary—Background of the Offering” above. We are registering the Shares and Warrants in order to permit the Selling Stockholders to offer the Shares and Warrants for resale from time to time. Except for the ownership of the Shares and Warrants, and except for the Levo Transaction, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the Shares and Warrants by each of the Selling Stockholders. The second and third columns list the number of shares of our common stock (including Shares issuable under the Warrants and the Levo SPA) and Warrants beneficially owned by each Selling Stockholder as of March 31, 2022.

The fourth and fifth columns list the Shares (including the Shares issuable under the Warrants and the Levo SPA) and Warrants being offered by this prospectus by the Selling Stockholders. Because a portion of the Warrants will not vest within 60 days of March 31, 2022, as described in “Prospectus Summary—Background of the Offering” above, the number of Shares being offered by this prospectus by the Selling Stockholders exceeds the number of shares of our common stock beneficially owned by the Selling Stockholders.

In accordance with the terms of the Levo RRA, this prospectus covers the resale of all of the Shares and Warrants issued or issuable to the Selling Stockholders in connection with the signing of the Letter Agreement for the Levo Transaction, including the Shares issuable under the Warrants and the Levo SPA. The sixth through ninth columns assume the sale of all of the Shares and Warrants offered by the Selling Stockholders pursuant to this prospectus and/or the exercise of all of the Warrants and the sale of all of the underlying Shares. The Selling Stockholders may sell all, some or none of their Shares and Warrants in this offering. See “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned Prior to this	Warrants Beneficially Owned Prior to this	Number of Shares of Common Stock Being	Number of Warrants Being	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold(1)		Warrants Beneficially Owned After the Offered Warrants are Sold
Selling Securityholders	Offering	Offering	Offered	Offered	Number	Percentage	Number	Percentage
Stonepeak Rocket Holdings II LP(2)	8,100,000	5,400,000	9,900,000	5,400,000	—	—	—	—

Evolve Transition Infrastructure LP(2)	900,000	600,000	1,100,000	600,000	—	—	—	—

(1)	The percentage of beneficial ownership is calculated based on 18,891,500 shares of our common stock outstanding as of March 31, 2022.

(2)	Stonepeak Associates IV LLC is the general partner of Stonepeak. Stonepeak GP Investors IV LLC is the sole member of Stonepeak Associates IV LLC. Stonepeak GP Investors Manager LLC is the managing member of Stonepeak GP Investors IV LLC. Mr. Dorrell serves as the managing member of Stonepeak GP Investors Manager LLC. Accordingly, Mr. Dorrell, Stonepeak GP Investors Manager LLC, Stonepeak GP Investors IV LLC and Stonepeak Associates IV LLC may be deemed to beneficially own the securities beneficially owned by Stonepeak. Affiliates of Stonepeak, including Stonepeak GP Investors Manager LLC and Mr. Dorrell, control Evolve and its general partner and have the ability to appoint all of the members of the board of directors of the general partner of Evolve. Accordingly, Stonepeak GP Investors Manager LLC and Mr. Dorrell may be deemed to beneficially own the securities beneficially owned by Evolve. Each of Mr. Dorrell, Stonepeak GP Investors Manager LLC, Stonepeak GP Investors IV LLC and Stonepeak Associates IV LLC, as applicable, disclaims beneficial ownership of the securities beneficially owned by Stonepeak except to the extent of his or its pecuniary interest therein. Each of Mr. Dorrell, Stonepeak GP Investors Manager LLC, Stonepeak GP Investors IV LLC and Stonepeak Associates IV LLC and Stonepeak, as applicable, disclaims beneficial ownership of the securities beneficially owned by Evolve except to the extent of his or its pecuniary interest therein.

The beneficial ownership of Stonepeak GP Investors Manager LLC excludes 2,000,000 Shares issuable upon exercise of Warrants that will not vest within 60 days of March 31, 2022. Notwithstanding the foregoing and for the avoidance of doubt, such shares are being registered for resale hereunder.

The business address of each of Mr. Dorrell, Stonepeak GP Investors Manager LLC, Stonepeak GP Investors IV LLC and Stonepeak Associates IV LLC and Stonepeak is 55 Hudson Yards, 550 W. 34th Street, 48th Floor, New York, New York 10022. The address of the principal office for Evolve is 1360 Post Oak Blvd., Suite 2400, Houston, TX 77056.

PLAN OF DISTRIBUTION

We have registered the offer and sale, from time to time, by the Selling Securityholders of (A) up to 11,000,000 Shares, consisting of (i) 6,000,000 Shares issuable upon the exercise of 6,000,000 Warrants issued by us in a private placement on May 17, 2021, and (ii) 5,000,000 Shares issuable upon the exercise of the option embodied in the Levo SPA, and (B) up to 6,000,000 Warrants. We also have registered the offer and sale of 6,000,000 Shares for initial issuance upon exercise of the Warrants, solely to the extent the Warrants are publicly sold prior to their exercise.

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	in market transactions or on any national securities exchange or quotation service or over-the-counter market on which the Shares or Warrants may be listed or quoted at the time of sale;

●	in transactions other than on such exchanges or services or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker dealer solicits subscribers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	by distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep the Registration Statement of which this prospectus forms a part effective until the earliest to occur of the following: (A) the date on which all securities covered by the Registration Statement have been distributed in the manner set forth and as contemplated herein and (B) the date on which there are no longer any securities outstanding.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to Shares and Warrants for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Shares and Warrants by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

A holder of Warrants may exercise its Warrants by delivering to us (i) the Warrants being exercised, (ii) the form of election to exercise provided therein duly filled in and signed and on which the holder may elect to have the exercise of Warrants completed on a cashless basis, and (iii) if the holder does not elect to have the exercise of the Warrants completed on a cashless basis, payment in full, by wire transfer of immediately available funds to a bank account or accounts to be designated by us, of the exercise for each whole Share as to which the Warrant is exercised. The Warrants may be exercised, at the election of the holder, either in full or from time to time in part during the period commencing on the 180th day after the applicable vesting date of the Warrants and until 5:00 p.m., New York City time, on May 17, 2031.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Graubard Miller, New York, New York.

EXPERTS

The consolidated financial statements of Nuvve Holding Corp. incorporated in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Form S-3 by reference from Nuvve Holding Corp.’s Annual Report on Form 10-K for the year ended December 31, 2021, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the Registration Statement and prior to effectiveness of the Registration Statement, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of the Registration Statement and prior to the sale of all of the Shares and Warrants offered hereby:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (filed on March 31, 2022) as amended by Amendment No. 1 on Form 10-K/A (filed on April 22, 2022);

●	our Current Report on Form 8-K filed on January 14, 2022; and

●	the description of our common stock on Form 8-K12B, effective March 25, 2021, registering our common stock pursuant to Section 12(b) of the Exchange Act pursuant to Rule 12g-3 thereunder, including any amendment(s) or report(s) filed for the purpose of updating such description, including the description of securities filed as an exhibit to our most recent Annual Report on Form 10-K.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to Nuvve Holding Corp., 2488 Historic Decatur Road, San Diego, California 92106, telephone number (212) 949-4319.

11,000,000 SHARES OF COMMON STOCK (For Resale)

6,000,000 WARRANTS (For Resale)

6,000,000 SHARES OF COMMON STOCK (For Issuance)

PROSPECTUS

April 27, 2022